EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratio of earnings to fixed charges)

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges. Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits. Currently, the Company has no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

	Three Months Ended
	June 30, 2011	June 30, 2010
Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$21,149	$16,037
Add: Fixed charges, net	19,094	21,990
Income before income taxes and fixed charges, net	40,243	38,027
Fixed charges
Interest expense	$18,110	$20,968
One-third of rental expense	244	408
Interest on unrecognized tax benefits	740	614
Total fixed charges	19,094	21,990
Ratio of Earnings to Fixed Charges	2.11	1.73

Ratio of Earnings to Fixed Charges (Excluding Deposits)
Earnings:
Income before income taxes	$21,149	$16,037
Add: Fixed charges, net	12,296	13,980
Income before income taxes and fixed charges, net	33,445	30,017
Fixed charges
Interest expense (excluding deposits)	11,312	12,958
One-third of rental expense	244	408
Interest on unrecognized tax benefits	740	614
Total fixed charges	12,296	13,980
Ratio of Earnings to Fixed Charges	2.72	2.15

	Six Months Ended
	June 30, 2011	June 30, 2010
Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$39,816	$32,175
Add: Fixed charges, net	37,495	43,061
Income before income taxes and fixed charges, net	77,311	75,236
Fixed charges
Interest expense	$36,262	$41,784
One-third of rental expense	493	663
Interest on unrecognized tax benefits	740	614
Total fixed charges	37,495	43,061
Ratio of Earnings to Fixed Charges	2.06	1.75

Ratio of Earnings to Fixed Charges (Excluding Deposits)
Earnings:
Income before income taxes	$39,816	$32,175
Add: Fixed charges, net	23,912	27,458
Income before income taxes and fixed charges, net	63,728	59,633
Fixed charges
Interest expense (excluding deposits)	22,679	26,181
One-third of rental expense	493	663
Interest on unrecognized tax benefits	740	614
Total fixed charges	23,912	27,458
Ratio of Earnings to Fixed Charges	2.67	2.17